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                                                                     EXHIBIT 3.1

                          SECOND AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                          WIRELESS INTERNATIONAL, INC.


                                   ARTICLE I

         The name of the corporation is BearCom Group, Inc.

                                   ARTICLE II

         The period of its duration is perpetual.

                                  ARTICLE III

         The corporation is organized for the purpose of engaging in any lawful act, activity, and/or business for which corporations may be organized under the Texas Business Corporation Act.

                                   ARTICLE IV

         The corporation is authorized to issue two classes of capital stock to be designated Common Stock, par value $0.01 per share, and Preferred Stock, par value $0.01 per share. The aggregate number of shares of Common Stock which the corporation shall have authority to issue is Fifty Million (50,000,000). The aggregate number of shares of Preferred Stock which the corporation shall have the authority to issue is One Million (1,000,000). Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series shall have such designations, preferences, limitations and relative rights, including voting rights, as shall be stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock, as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Texas. The Board of Directors, in such resolution or resolutions, may increase or decrease the number of shares within each such series; provided, however, the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then issued.

                                   ARTICLE V

         The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received, which value is not less than One Thousand Dollars ($1,000.00).

                                   ARTICLE VI

         The street address of the registered office of the corporation is 11545 Pagemill Road, Dallas, Texas 75243, and the name of the registered agent of the corporation at such address is Gary Weber.

                                  ARTICLE VII

         The number of directors shall be fixed in the manner provided in the Bylaws of the corporation. Until changed in the manner provided in the Bylaws of the corporation, the number of directors constituting the Board of Directors will be six (6), and the names and addresses of the persons who are to serve as directors until the next annual meeting of shareholders or until their successors are elected and qualified are:

                 Name                                      Address
                 ----                                      -------
                 John P. Watson                      11545 Pagemill Road
                                                     Dallas, Texas 75243

                 Jerry Denham                        11545 Pagemill Road
                                                     Dallas, Texas 75243




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
                 Kenneth H. Doll                     11545 Pagemill Road
                                                     Dallas, Texas 75243

                 Brent A. Bisnar                     11545 Pagemill Road
                                                     Dallas, Texas 75243

                 Edward W. Rose III                  11545 Pagemill Road
                                                     Dallas, Texas 75243

                 Morton L. Topfer                    11545 Pagemill Road
                                                     Dallas, Texas 75243

         The Board of Directors shall have the power to alter, amend, or repeal the Bylaws of the corporation or to adopt new Bylaws.


                                  ARTICLE VIII

         The right to accumulate votes in the election of directors and cumulative voting by any shareholder are hereby expressly denied.

                                   ARTICLE IX

         No shareholder shall have any preemptive right whatsoever.

                                   ARTICLE X

         To the fullest extent permitted by Texas statutory or decisional law, as the same exists or may hereafter be amended or interpreted, a director of the corporation shall not be liable to the corporation or its shareholders for any act or omission in such director's capacity as a director. Any repeal or amendment of this Article, or adoption of any other provision of these Articles of Incorporation inconsistent with this Article, by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability to the corporation or its shareholders of a director of the corporation existing at the time of such repeal, amendment or adoption of an inconsistent provision.

                                   ARTICLE XI

         Special Meetings of shareholders may be called by the Chairman of the Board, President, the Board of Directors, or the holders of at least twenty-five percent (25%) of all of the shares entitled to vote at the proposed special meeting.



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